Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Commission

Date of Report (Date of earliest event reported): November 7, 2005.

Diamond I, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-19961	01-0623010
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (225) 923-1034

Form 8-K
Diamond I, Inc.
Item 1.01.	Entry Into a Material Definitive Agreement.

On November 8, 2005, we entered into a letter agreement with Northeast Securities, Inc. (NESC), pursuant to which NESC agreed to act as our investment banker. A copy of this warrant agreement is included in this Current Report on Form 8-K as Exhibit 10.1. Pursuant to our agreement with NESC, we will pay a total cash fee of $10,000 and have issued a warrant to purchase up to 3,500,000 shares of our common stock at an exercise price of $.04 per share. A copy of this warrant agreement is included in this Current Report on Form 8-K as Exhibit 10.2. The term of our agreement with NESC is for six months, commencing on December 1, 2005.

Item 7.01.	Regulation FD Disclosure.
Press Release
On November 15, 2005, we issued the press release reproduced below:
Diamond I Retains Northeast Securities as its Investment Banker

LAS VEGAS, NV -- November 15, 2005 -- Diamond I, Inc. (OTCBB: DMOI), a developer of wireless gaming products, today announced that is has retained Northeast Securities, Inc. as its investment banker. Northeast Securities is headquartered on Wall Street and provides a full line of financial services, in addition to its investment banking activities. Northeast Securities’ engagement will begin on December 1, 2005.

“Our engagement of Northeast Securities to serve as our investment banker, given their industry standing, their capital raising success and collective expertise in the gaming industry, represents an important milestone for our company,” said David Loflin, Diamond I’s president and CEO.

The investment banking division of Northeast Securities is under the direction of O. Lee Tawes III, a Wall Street veteran with over 30 years of experience at Goldman Sachs, Oppenheimer & Co. Inc. and C.E. Unterberg, Towbin. At these firms, Mr. Tawes was an all-American-team food analyst, a diversified company anyalyst and Director of equity research. Mr. Tawes is assisted by Steven Eisenberg, managing director of the firm’s investment banking division, overseeing its gaming, lodging, entertainment and leisure efforts. For over 20 years, Mr. Eisenberg was widely recognized as a top-ranked gaming, lodging and leisure analyst, achieving the number one rank in both the Institutional Investor All-American Team poll and the Wall Street Journal’s “Best on the Street” survey of all brokerage industry analysts. Prior to his joining Northeast Securities, Mr. Eisenberg was a managing director at Bear Stearns & Co., Oppenheimer & Co. Inc. and CIBC World Markets.

About Northeast Securities, Inc.

Northeast Securities, Inc. is a member of the National Association of Securities Dealers and a member of the Securities Insurance Protection Corp. The firm was founded in 1989 by its Chairman and Chief Executive Officer, Steve Perrone, on the single principle of providing the best possible service to its clients. Today, Northeast operates several key offices with its headquarters located at 100 Wall Street, servicing more than $4.0 billion of client assets. Northeast’s team currently consists of over 130 employees, many of whom are either registered brokers, portfolio managers, investment bankers or directly involved in production and client support. Northeast’s business also includes 120 independent brokers and 28 broker/dealers who transact their business through Northeast. Additional information about Northeast is available online at www.nesec.com.

About Diamond I, Inc.

Diamond I, Inc. is a development-stage company that develops wireless gaming products, including a hand-held Wi-Fi-based gaming system for on-premises use by casinos/resorts, known as "WifiCasino GS Concierge and Gaming System"(TM). The term "Wi-Fi" (wireless fidelity) refers to an industry standard for wireless equipment that meets published 802.11(x) standards. Wi-Fi equipment operates in unlicensed spectra, such as 2.4 and 5.8 Ghz.

With the passage of Nevada Law AB471, which authorizes the use of mobile communication devices for gaming in public areas in Nevada casinos, Diamond I seeks to secure a Las Vegas hotel/casino to serve as the demonstration site for its WifiCasino GS, in conjunction with its application for a gaming license in Nevada. To that end, in a letter of intent, The Palms Resort and Casino has agreed to continue to develop a working relationship relating to Diamond I’s WifiCasino GS and, assuming Diamond I continues to meet certain standards, The Palms stated that it intends to pursue an opportunity with Diamond I. Diamond I continues to seek venues in which to establish its WifiCasino GS system, including other U.S. casinos and horse and dog racing facilities. Diamond I has had preliminary discussions with certain owners of cruise ships, certain owners of of horse racing facilities in the United States and dog and horse racing facilities outside the United States.

Forward-Looking Statements

Certain statements in these interviews and news releases may constitute "forward looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. Certain statements contained in the interviews are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve numerous risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of Diamond I's products and services and markets for such products and services, the timing and level of customer orders, competitive products and service, changes in economic conditions and other risks and uncertainties. Although Diamond I believes the statements are reasonable, it can give no assurance that such expectations will prove correct. Diamond I cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.

Contact: Diamond I, Inc., Baton Rouge, David Loflin, 225-923-1034; dloflin@diamonditech.com.
* * * END OF PRESS RELEASE * * *

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits:
Exhibit No.	Description
10.1	Letter Agreement, dated as of November 7, 2005, between Diamond I, Inc. and Northeast Securities, Inc.
10.2	Warrant Agreement , dated as of November 7, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

Dated: November 15, 2005.	DIAMOND I, INC.

By:	/s/ DAVID LOFLIN
David Loflin President